Exhibit 4.3

THIS WARRANT AND THE UNITS ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN SECTIONS 5.3 AND 5.4 BELOW, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

WARRANT TO PURCHASE LIMITED LIABILITY COMPANY INTERESTS

Company: Morphic Rock Holding, LLC, a Delaware limited liability company

Number of Units: As set forth in Paragraph A below

Type/Series of Units: Preferred Units

Warrant Price: $0.75286 per Unit, subject to adjustment

Issue Date: March 31, 2016

Expiration Date: March 30, 2026       See also Section 5.1(b).

Credit Facility:  This Warrant to Purchase Limited Liability Company Interests (“Warrant”) is issued in connection with that certain Loan and Security Agreement of even date herewith among Silicon Valley Bank, the Company and Morphic Rock Therapeutic, Inc. (as amended and/or modified and in effect from time to time, the “Loan Agreement”).

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, SILICON VALLEY BANK (together with any successor or permitted assignee or transferee of this Warrant or of any units issued upon exercise hereof, “Holder”) is entitled to purchase the number of fully paid and non-assessable units of limited liability company interest of the Class (as defined below) of the above-named company (the “Company”) as determined pursuant to Paragraph A below, at the above-stated Warrant Price per Unit, all as set forth above and as adjusted pursuant to Section 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.  Reference is made to Section 5.4 of this Warrant whereby Silicon Valley Bank shall transfer this Warrant to its parent company, SVB Financial Group.

The type and series of limited liability company interests or units for which this Warrant shall be exercisable (as may be adjusted from time to time pursuant to the provisions of this Warrant, the “Class”) shall be Preferred Units as defined in, and having the relative rights, powers, preferences and privileges as set forth in, the Company’s Amended and Restated Operating Agreement dated as of June 10, 2015, as amended and/or restated and in effect from time to time (the “Operating Agreement”).  As used herein, “units” refers generally to limited liability company interests in the Company, whether such interests be styled as units, percentage interests, shares or otherwise in the Operating Agreement.

A.                                    Number of Units.   Upon the making of each Equipment Advance (as defined in the Loan Agreement) to Borrower (as defined in the Loan Agreement), this Warrant automatically shall become exercisable for such number of units of the Class (cumulatively, and as may be adjusted from time to time in accordance with the provisions of this Warrant, the “Units”) as shall equal (i)(a) 0.03, multiplied by (b) the amount of such Equipment Advance, divided by (ii) the Warrant Price in effect on and as of the date of such Equipment Advance, subject to adjustment thereafter from time to time in accordance with the provisions of this Warrant.

SECTION 1. EXERCISE.

1.1                               Method of Exercise.  Holder may at any time and from time to time exercise this Warrant, in whole or in part, by delivering to the Company the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1 and, unless Holder is exercising this Warrant pursuant to a cashless exercise set forth in Section 1.2, a check, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Units being purchased.

1.2                               Cashless Exercise.  On any exercise of this Warrant, in lieu of payment of the aggregate Warrant Price in the manner as specified in Section 1.1 above, but otherwise in accordance with the requirements of Section 1.1, Holder may elect to receive Units equal to the value of this Warrant, or portion hereof as to which this Warrant is being exercised.  Thereupon, the Company shall issue to the Holder such number of fully paid and non-assessable Units as are computed using the following formula:

X = Y(A-B)/A

where:

X =                             the number of Units to be issued to the Holder;

Y =                             the number of Units with respect to which this Warrant is being exercised (inclusive of the Units surrendered to the Company in payment of the aggregate Warrant Price);

A =                             the Fair Market Value (as determined pursuant to Section 1.3 below) of one Unit; and

B =                             the Warrant Price.

1.3                               Fair Market Value.  If the Company’s common or ordinary units are then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”) and the Class is common or ordinary units, the fair market value of a Unit shall be the closing price or last sale price of a common or ordinary unit reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company.  If the Company’s common or ordinary units are then traded in a Trading Market and the Class is a series of convertible preferred units or other units convertible into common or ordinary units, the fair market value of a Unit shall be the closing price or last sale price of a common or ordinary unit reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company multiplied by the number of common or ordinary units into which a unit of the Class is then convertible.  If the Company’s common or ordinary units are not then traded in a Trading Market, the Manager or Managers of the Company shall determine the fair market value of a Unit in its, his or their reasonable good faith judgment.

1.4                               Delivery of Certificate and New Warrant.  Within a reasonable time after Holder exercises this Warrant in the manner set forth in Section 1.1 or 1.2 above, if units of the Class are then certificated by the Company,, the Company shall deliver to Holder a certificate representing the Units issued to Holder upon such exercise and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing the Units not so acquired.  If units of the Class are not then certificated by the Company, the Company will deliver to Holder such evidence of the issuance of such Units to Holder as required or permitted under the Operating Agreement or, if there be none, such evidence as Holder may reasonably request.

1.5                               Replacement of Warrant.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.

1.6                               Treatment of Warrant Upon Acquisition of Company.

(a)                                 Acquisition.  For the purpose of this Warrant, “Acquisition” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company; (ii) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the members and other holders of units of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power (even if such voting power be limited solely to such matters as required by applicable law) immediately after such merger, consolidation or reorganization (or, if such Company members and other holders of units beneficially own a majority of the outstanding voting power (even if such voting power be limited solely to such matters as required by applicable law) of the surviving or successor entity as of immediately after such merger, consolidation or reorganization, such surviving or successor entity is not the Company); or (iii) any sale or other transfer by the members and/or other holders of units of the Company of units representing at least a majority of the Company’s then-total outstanding combined voting power (even if such voting power be limited solely to such matters as required by applicable law).

(b)                                 Treatment of Warrant at Acquisition.  In the event of an Acquisition in which the consideration to be received by the Company’s members and other holders of units consists solely of cash, solely of Marketable Securities or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), and the fair market value of one Unit as determined in accordance with Section 1.3 above would be greater than the Warrant Price in effect on such date immediately prior to such Cash/Public Acquisition, and Holder has not exercised this Warrant pursuant to Section 1.1 above as to all Units, then this Warrant shall automatically be deemed to be Cashless Exercised pursuant to Section 1.2 above as to all Units effective immediately prior to and contingent upon the consummation of a Cash/Public Acquisition.  In connection with such Cashless Exercise, Holder shall be deemed to have restated each of the representations and warranties in Section 4 of the Warrant as the date thereof and the Company shall promptly notify the Holder of the number of Units (or such other securities) issued upon exercise.  In the event of a Cash/Public Acquisition where the fair market value of one Unit as determined in accordance with Section 1.3 above would be less than the Warrant Price in effect immediately prior to such Cash/Public Acquisition, then this Warrant will expire immediately prior to the consummation of such Cash/Public Acquisition.

(c)                                  Upon the closing of any Acquisition other than a Cash/Public Acquisition, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Units issuable upon exercise of the unexercised portion of this Warrant as if such Units were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant.

(d)                                 As used in this Warrant, “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded in a Trading Market, and (iii) following the closing of such Acquisition, Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Acquisition..

SECTION 2. ADJUSTMENTS TO THE SHARES AND WARRANT PRICE.

2.1                               Unit Dividends, Splits, Etc.  If the Company declares or pays a dividend or distribution on the outstanding units of the Class payable in additional units of the Class or other units, securities or property (other than cash), then upon exercise of this Warrant, for each Unit acquired, Holder shall receive, without additional cost to Holder, the total number and kind of units, securities and property which Holder would have received had Holder owned the Units of record as of the date the dividend or distribution occurred.  If the Company subdivides the outstanding units of the Class by reclassification or otherwise into a greater number of units, the number of Units purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased.  If the outstanding units of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of units, the Warrant Price shall be proportionately increased and the number of Units shall be proportionately decreased.

2.2                               Reclassification, Exchange, Combinations or Substitution.  Upon any event whereby all of the outstanding units of the Class are reclassified, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that Holder would have received had the Units been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant.  The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, combinations substitutions, replacements or other similar events.

2.3                               Conversion to Corporation.  If the Company converts to a corporation pursuant to Section 10.06(b) of the Operating Agreement, including, without limitation, in connection with the Company’s initial, underwritten public offering pursuant to an effective registration statement under the Act (the “IPO”), then from and after the date of such conversion, this Warrant shall be exercisable for such number and class of equity securities into which the Units would have been converted had the Units been outstanding on the date of such conversion, and the Warrant Price shall equal the Warrant Price in effect as of immediately prior to such conversion divided by the number of securities into which one Unit would have been converted, all subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant.

2.4                               No Fractional Unit.  No fractional Unit shall be issuable upon exercise of this Warrant and the number of Units to be issued shall be rounded down to the nearest whole Unit.  If a fractional Unit interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional Unit interest by paying Holder in cash the amount computed by multiplying the fractional interest by (i) the fair market value (as determined in accordance with Section 1.3 above) of a full Unit, less (ii) the then-effective Warrant Price.

2.5                               Notice/Certificate as to Adjustments.  Upon each adjustment of the Warrant Price, Class and/or number of Units, the Company, at the Company’s expense, shall notify Holder in writing within a reasonable time setting forth the adjustments to the Warrant Price, Class and/or number of Units and facts upon which such adjustment is based.  The Company shall, upon written request from Holder, furnish Holder with a certificate of its Manager, including computations of such adjustment and the Warrant Price, Class and number of Units in effect upon the date of such adjustment.

SECTION 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1                               Representations and Warranties.  The Company represents and warrants to, and agrees with, the Holder as follows:

(a)                                 The initial Warrant Price referenced on the first page of this Warrant is not greater than the price per unit at which units of the Class were last sold and issued prior to the Issue Date hereof in an arms-length transaction in which at least $500,000 of such units were sold.

(b)                                 All Units which may be issued upon the exercise of this Warrant, and all units and/or other securities, if any, issuable upon conversion of the Units, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein, under the Operating Agreement or under applicable federal and state securities laws.  The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued units such number of units of the Class, common or ordinary units and other securities as will be sufficient to permit the exercise in full of this Warrant and the conversion of the Units into common or ordinary units or such other securities, if any.

(c)                                  The Company’s capitalization table attached hereto as Schedule 1 is true and complete, in all material respects, as of the Issue Date.

3.2                               Notice of Certain Events.  If the Company proposes at any time to:

(a) declare any dividend or distribution upon the outstanding units of the Class or, if units of the Class are then convertible into common or ordinary units, such common or ordinary units, whether in cash, property, units, or other securities and whether or not a regular or periodic cash dividend or distribution (other than a distribution of cash upon the outstanding units of the Class and/or common or ordinary units made solely for the purpose of permitting the holders thereof to satisfy their respective federal and state tax obligations in respect of the taxable income of the Company);

(b) offer for subscription or sale pro rata to the holders of the outstanding units of the Class any additional Company units of any type, class, series or other designation (other than pursuant to contractual pre-emptive rights);

(c) effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding units of the Class;

(d) effect an Acquisition or to liquidate, dissolve or wind up; or

(e) effect an IPO;

then, in connection with each such event, the Company shall give Holder:

(1) in respect of the matters referred to in (a) and (b) above, at least seven (7) Business Days prior written notice of the earlier to occur of (i) the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of outstanding units of the Class will be entitled thereto) or for determining rights to vote, if any, or (ii) the closing or effective date of such event;

(2) in the case of the matters referred to in (c) and (d) above at least seven (7) Business Days prior written notice of the date when the same will take place (and specifying the date on which the holders of outstanding units of the Class will be entitled to exchange their units for the securities or other property deliverable upon the occurrence of such event and such reasonable information as Holder may reasonably require regarding the treatment of this Warrant in connection with such event giving rise to the notice); and

(3) with respect to the IPO, at least seven (7) Business Days prior written notice of the date on which the Company proposes to file its registration statement in connection therewith.

The Company will also provide information requested by Holder that is reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements.

3.3                                      Tax Treatment of Warrant.

(a)                                 Application of Noncompensatory Option Treasury Regulations.  The parties hereto acknowledge and agree that at the time of the execution of this Warrant, the Company and Holder intend that the Warrant be treated as a “noncompensatory option” within the meaning of Treasury Regulations Section 1.721-2(f).  Therefore, unless and until this Warrant is exercised in accordance with its terms, or there is superseding authority under which the Company’s tax counsel determines in writing (and a copy thereof provided to Holder) such treatment is not appropriate, or a Final Determination (as defined below) to the contrary has been made, for federal and applicable state and local income tax purposes, the parties hereto agree to (i) treat the issuance of the Warrant as an open transaction and not as the issuance of a partnership or membership interest in the Company, (ii) treat each Holder, with respect to ownership of the Warrant, as the holder of a warrant or option exercisable for limited liability company units or interests and not as a partner or a Member of the Company, and (iii) consistent with the regulations promulgated by the Treasury Department (“Treasury Regulations”) under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”) regarding noncompensatory partnership options, not allocate any profits or losses or other items of income, gain, deduction, loss or credit hereunder to a Holder of this Warrant with respect to this Warrant or the limited liability company interests issuable on exercise hereof prior to the exercise of this Warrant.  The parties shall file all tax returns and information reports in a manner consistent with the foregoing, except to the extent otherwise required by the adoption of any superseding authority under which the Company’s tax counsel determines in writing (and a copy thereof provided to Holder) such treatment is not appropriate or a Final Determination.  To the extent the Company, after consultation with its tax counsel, determines that it is required to make any disclosure regarding the treatment of this Warrant described above under Code Section 6662 or otherwise on its tax returns or other tax filings, the Company shall promptly notify Holder and, prior to filing, give Holder and its agents and representatives an opportunity to review and comment on any such disclosure.  For purposes of this Section 3.3, “Final Determination” means, with respect to any issue, (x) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (y) a closing agreement entered into under Code Section 7121 or any other binding settlement agreement entered into in connection with or in contemplation of an administrative or judicial proceeding, or (z) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

(b)                                 Exercise of Warrant.  Upon exercise of this Warrant, the parties agree to treat the exercise of this Warrant consistently with applicable Treasury Regulations, including, without limitation, to the extent allowed thereunder (i) establishing an initial Capital Account (as defined in the Operating Agreement) for Holder equal to the consideration paid or deemed paid to the Company for the issuance of this Warrant plus the fair market value of any property contributed to the Company upon exercise of this Warrant, if any, (ii) revaluing all Company assets and property immediately following exercise of this Warrant and allocating built-in gain or loss in the Company’s assets and property to Holder and then to the historic Members as contemplated under the Treasury Regulations and, to the extent such allocation is insufficient to adjust Holder’s Capital Account in accordance with its right to share in capital, shifting capital between Holder and the historic Members as contemplated under the Treasury Regulations, and (iii) making associated Code Section 704(c) and “corrective allocations” as described in the Treasury Regulations.

(c)                                  Effect on Tax Distributions.  For purposes of determining the amount of any tax distribution made under the Operating Agreement to an exercising Holder who becomes a Member, any Code Section 704(c) allocations or “corrective allocations” made as contemplated in Section 3.3(b) to such Member shall be treated as taxable income allocated to such Member by the Company, a tax distribution shall be made with respect to such allocations, and any and all tax distributions to an exercising Holder (whether made pursuant to this Section 3.3(c) or the Operating Agreement) shall be computed in accordance with the Operating Agreement.  If, pursuant to a Final Determination or otherwise, Holder is allocated taxable income with respect to this Warrant in respect of any period prior to exercise hereof and such Holder has not otherwise received a tax distribution under the Operating Agreement with respect to such amounts, and/or if Holder is with respect to any period prior to exercise hereof treated by federal or state tax authorities as a Member and the Units issuable upon exercise hereof treated as outstanding pursuant to Treasury Regulation 1.761-3 and/or any corresponding applicable state tax regulation, then promptly upon making such required allocation of taxable income to Holder or receipt of Holder’s written notice of such Final Determination, as applicable, the Company shall indemnify Holder from and against, and shall either make a payment to all appropriate taxing authorities (if required) in satisfaction of, or shall make a distribution of cash to Holder to cover, such Holder’s aggregate federal and state tax liabilities in respect of such amount of taxable income or treatment (which shall include, without limitation, (x) all interest, penalties and fines thereon, (y) and all penalties, fines and interest thereon, if any, in respect of Holder’s liability for failure to file tax returns in all applicable jurisdictions with respect to such periods for which such taxing authorities treat Holder as the owner of the Units, and (z) all amounts necessary for Holder to satisfy its aggregate federal and state tax liabilities in respect of such Company payments or distributions to Holder), and such payment or distribution shall be made prior to making any other subsequent distributions under the Operating Agreement.  If Holder is allowed a refund or credit of taxes actually paid by the Company or with respect to which the Company made a tax distribution to Holder pursuant to this Section 3.3(c), (i) Holder shall claim such overpayment as a refund (rather than as a credit) to the extent permitted under applicable laws and (ii) such refund shall be for the account of the Company and shall be paid over to the Company, within thirty (30) days of receipt of such amount.

(d)                                 Survival.  The provisions of this Section 3.3 shall survive (i) the exercise of this Warrant and the sale or other disposition by Holder of the Units, and (ii) the expiration or earlier termination of this Warrant.

SECTION 4. REPRESENTATIONS, WARRANTIES OF THE HOLDER.

The Holder represents and warrants to the Company as follows:

4.1                                      Purchase for Own Account.  This Warrant and the securities to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act.  Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Units.

4.2                                      Disclosure of Information.  Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities.  Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3                                      Investment Experience.  Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk.  Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4                                      Accredited Investor Status.  Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5                                      The Act.  Holder understands that this Warrant and the Units issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein.  Holder understands that this Warrant and the Units issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.  Holder is aware of the provisions of Rule 144 promulgated under the Act.

4.6                                       Rights as Member; Operating Agreement.  Without limiting any provision of this Warrant, Holder agrees that, as a Holder of this Warrant, it will not be a Member (as defined in the Operating Agreement) and will have none of the rights or obligations of a Member unless and until the exercise of this Warrant, and then only with respect to the Units issued upon such exercise.  Upon exercise of this Warrant, the Company agrees that Holder shall automatically and without further action by any person be admitted as a Member (as defined in the Operating Agreement) under the Operating Agreement with respect to the Units issued upon such exercise, and Holder and such Units shall, subject to the provisions of Section 3.3 above, thereupon be subject to and bound by the Operating Agreement.  Holder shall execute and deliver a counterpart signature page, joinder agreement, instrument of accession or similar instrument to the Operating Agreement upon the Company’s request following exercise hereof.

SECTION 5. MISCELLANEOUS.

5.1                               Term; Automatic Cashless Exercise Upon Expiration.

(a)                                 Term. Subject to the provisions of Section 1.6 above, this Warrant is exercisable in whole or in part at any time and from time to time on or before 6:00 PM, Pacific time, on the Expiration Date and shall be void thereafter.

(b)                                 Automatic Cashless Exercise upon Expiration.  In the event that, upon the Expiration Date, the fair market value of one Unit (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Units (or such other securities) for which it shall not previously have been exercised, and the Company shall, within a reasonable time, deliver a certificate representing the Units (or such other securities) issued upon such exercise to Holder.

5.2                               Legends.                                                Each certificate evidencing Units (and each certificate evidencing securities issued upon conversion of any Units, if any) shall be imprinted with a legend in substantially the following form:

THE UNITS EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN WARRANT TO PURCHASE LIMITED LIABILITY COMPANY INTERESTS ISSUED BY THE ISSUER TO SILICON VALLEY BANK DATED MARCH 31, 2016, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

5.3                               Compliance with Securities Laws on Transfer.  This Warrant and the Units issued upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Units, if any) may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company).  The Company shall not require Holder to provide an opinion of counsel if the transfer is to SVB Financial Group (Silicon Valley Bank’s parent company) or any other affiliate of Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Act.  Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of Rule 144 promulgated under the Act.

5.4                               Transfer Procedure.  After receipt by Silicon Valley Bank of the executed Warrant, Silicon Valley Bank will transfer all of this Warrant to its parent company, SVB Financial Group.  By its acceptance of this Warrant, SVB Financial Group hereby makes to the Company each of the representations and warranties set forth in Section 4 hereof and agrees to be bound by all of the terms and conditions of this Warrant as if the original Holder hereof.  Subject to the provisions of Section 5.3 and upon providing the Company with written notice, SVB Financial Group and any subsequent Holder may transfer all or part of this Warrant or the Units issued upon exercise of this Warrant (or the securities issued upon conversion of the Units, if any) to any transferee, provided, however, in connection with any such transfer, SVB Financial Group or any subsequent Holder will give the Company notice of the portion of the Warrant and/or Units (and/or securities issued upon conversion of the Units, if any) being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable); and provided further, that any subsequent transferee other than SVB Financial Group shall agree in writing with the Company to be bound by all of the terms and conditions of this Warrant; and provided, further, that any transfer of Units (or of securities issued upon conversion of the Units, if any), shall be subject to the restrictions and other provisions of the Operating Agreement.  Notwithstanding any contrary provision herein, at all times prior to the IPO, Holder may not, without the Company’s prior written consent, transfer this Warrant or any portion hereof, or any Units issued upon any exercise hereof, or any units or other securities issued upon any conversion of any Units issued upon any exercise hereof, to any person or entity who directly competes with the Company, except in connection with an Acquisition of the Company by such a direct competitor.

5.5                               Notices.  All notices and other communications hereunder from the Company to the Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third (3rd) Business Day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by facsimile or electronic mail and such receipt is confirmed in writing by the recipient, or (iv) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time in accordance with the provisions of this Section 5.5.  All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

SVB Financial Group

Attn:  Treasury Department

3003 Tasman Drive, HC 215

Santa Clara, CA 95054

Telephone: (408) 654-7400

Facsimile:  (408) 988-8317

Email address:  derivatives@svb.com

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

Morphic Rock Holding, LLC

Attn: Chief Financial Officer

35 Gatehouse Drive,

Suite A2

Waltham, MA 02451

Telephone:

Facsimile:

Email:

With a copy (which shall not constitute notice) to:

Foley Hoag LLP

Attn: Arlene L. Bender, Esq.

155 Seaport Boulevard

Boston, MA 02210-2600

Telephone: (617) 832-1000

Facsimile: (617) 832-7000

Email: abender@foleyhoag.com

5.6                               Waiver.  This Warrant and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7                               Attorneys’ Fees.  In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8                               Counterparts; Facsimile/Electronic Signatures.  This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.  Any signature page delivered electronically or by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.

5.9                               Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

5.10                        Headings.  The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

5.11                        Business Days.  “Business Day” is any day that is not a Saturday, Sunday or a day on which Silicon Valley Bank is closed.

IN WITNESS WHEREOF, the parties have caused this Warrant to Purchase Limited Liability Company Interests to be executed by their duly authorized representatives effective as of the Issue Date written above.

“COMPANY”

MORPHIC ROCK HOLDING, LLC

By:	/s/ Robert E. Farrell Jr.

Name:	Robert E. Farrell Jr.
(Print)
Title:	VP Finance + Ops, Treasurer + Assistant Secretary

“HOLDER”

SILICON VALLEY BANK

By:	/s/ Ryan Roller

Name:	Ryan Roller
(Print)
Title:	Vice President

APPENDIX 1

NOTICE OF EXERCISE

1.                                      The undersigned Holder hereby exercises its right purchase             units of the [CLASS OR OTHER DESIGNATION] Units of                     (the “Company”) in accordance with the attached Warrant To Purchase Limited Liability Company Interests, and tenders payment of the aggregate Warrant Price for such units as follows:

[    ]                                                                            check in the amount of $         payable to order of the Company enclosed herewith

[    ]                                                                            Wire transfer of immediately available funds to the Company’s account

[    ]                                                                            Cashless Exercise pursuant to Section 1.2 of the Warrant

[    ]                                                                            Other [Describe]

2.                                      If units of the above-stated Class are currently certificated by the Company, please issue a certificate or certificates representing the Units in the name specified below:

Holder’s Name

(Address)

3.   By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Section 4 of the Warrant to Purchase Limited Liability Company Interests as of the date hereof.

HOLDER:

By:

Name:

Title:

(Date):

Appendix I

SCHEDULE 1

Company Capitalization Table

See attached